UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 27, 2006

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File	(IRS Employer
Incorporation)	Number.)	Identification Number)

40 Westminster Street, Providence, Rhode Island 02903
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with the consolidation and amendment of various qualified pension plan arrangements maintained by Textron Inc. and its subsidiaries, on September 27, 2006, Textron’s Board of Directors approved the consolidation and amendment of the pension provisions of two non-qualified pension plans, the Supplemental Benefits Plan for Textron Key Executives and the Textron Supplemental Plan for Executives (collectively, the “Existing Supplemental Plans”) into a single non-qualified plan to be known as the “Textron Spillover Pension Plan” (the “Spillover Plan”). The Spillover Plan will be effective January 1, 2007, and, like the Existing Supplemental Plans, is designed to “make-whole” the pension benefit for employees whose benefits under the qualified plan have been limited by the eligible qualified plan compensation limitations set forth by Section 401(a)(17) of the Internal Revenue Code.

Under the Spillover Plan, participants in the Existing Supplemental Plans who are vested as of January 1, 2007, or participants in the Existing Supplemental Plans who would become vested in the existing plan if they vest in the qualified plan, will be “grandfathered” in their existing formula. On retirement, the Spillover Plan will provide such participants the greater of what they would have received under the applicable Existing Supplemental Plan’s formula or under the Spillover Plan’s new pension benefit formula, as described below. Because of these grandfather provisions, benefits payable to Textron’s current executive officers under the Spillover Plan are not expected to differ from what they would have received under the Existing Supplemental Plans.

For participants whose benefits are not calculated under the grandfather provisions described above, the Spillover Plan will provide a benefit of 1-1/3% times final average compensation (the highest average annual compensation of any five consecutive years during the employee’s career), times benefit service minus the amount of benefit payable under the qualified plan. In determining the final average compensation under the Spillover Plan (including for grandfathered participants), annual incentive compensation will be counted in the year it is paid, rather than as accrued under the Existing Supplemental Plans. The Textron Spillover Pension Plan will conform in good faith with current published guidance relating to Section 409A of the American Jobs Creation Act in anticipation of final guidance. At the time that final guidance is issued, modifications to the Textron Spillover Pension Plan will be implemented to incorporate final guidance.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 27, 2006, Textron amended its By-Laws to provide for majority voting of directors in non-contested elections. Under the amended By-Laws, if as of the record date the number of nominees for director does not exceed the number of directors being elected, each director will be elected by the vote of the majority of the votes cast, meaning that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. The amended By-Laws provide that, if a nominee already serving as a director is not elected, the director shall offer to tender his or her resignation, whereupon the Nominating and Corporate Governance Committee of the Board of Directors will consider the vote and recommend that the Board of Directors either accept or reject the resignation or whether other action should be taken. The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. Textron also amended its Corporate Governance Guidelines/Practices to highlight and explain its majority voting By-Laws amendment.

Prior to this amendment, Textron’s By-Laws provided that the nominees receiving the greatest number of votes of the stockholders entitled to vote thereon, present in person or by proxy, would be elected, and this procedure will continue to apply if the number of nominees exceeds the number of directors being elected.

Item 9.01 Financial Statements and Exhibits

(d)   Exhibits

The following exhibit is filed herewith:

3.1   By-Laws of Textron as currently in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)
Date: September 29, 2006
	By:	/s/ Frederick K. Butler
Frederick K. Butler
Corporate Secretary and
Vice President Business Ethics

EXHIBIT INDEX

Exhibit No	Exhibit

3.1	By-Laws of Textron as currently in effect.